UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):   June 10, 2009

Delta Apparel, Inc.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-15583		58-2508794
(Commission File Number)		(IRS Employer Identification No.)

322 S. Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

(864) 232-5200
(Registrant's Telephone Number Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2009, Delta Apparel, Inc. (the “Company”) entered into an Employment and Non-Solicitation Agreement (the “Agreement”) with Robert W. Humphreys, the Company’s President and Chief Executive Officer, to be effective June 28, 2009.  The following is a summary of the principal terms of the Agreement, which summary is qualified in its entirety by reference to the copy of the Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Unless earlier terminated in accordance with its terms, the Agreement will continue until the date the Company files with the Securities and Exchange Commission (“SEC”) its Annual Report on Form 10-K for the Company’s 2012 fiscal year.  The Agreement provides that Mr. Humphreys will receive a base annual salary of at least $690,000.00 subject to upward adjustment at the discretion of the Compensation Committee of the Company’s Board of Directors and confirmed by the full Board of Directors.  Mr. Humphreys will participate in the Company’s Short-Term Incentive Compensation Plan with a base of $600,000 during fiscal year 2010, $625,000 during fiscal year 2011, and $650,000 during fiscal year 2012, with the maximum payout of $1,500,000 for any single fiscal year.  The calculation of Mr. Humphreys’ compensation under the Short-Term Incentive Compensation Plan will be the same as conducted annually by the Board of Directors for the other participants in the plan.

Mr. Humphreys will also participate in the Delta Apparel, Inc. Incentive Stock Award Plan (the “Plan”).  Under the service participation of the Plan, Mr. Humphreys will receive a grant on June 29, 2009 that provides a two year award of 30,000 shares per year of Delta Apparel, Inc. stock upon the filing with the SEC of the Company’s Form 10-K for each of the fiscal years 2010 and 2011.  Under the service participation of the Plan, Mr. Humphreys will receive an annual grant on June 27, 2011 that provides an annual award of 30,000 shares of Delta Apparel, Inc. stock upon the filing with the SEC of the Company’s Form 10-K for fiscal year 2012.  If shares are not available on the date of the award, a cash award will be made to Mr. Humphreys in the amount of the value of the award as of the close of the market on the date of the award. Pursuant to the Plan, the Company shall pay in cash an amount which will be approximately sufficient, after the payment of all applicable federal and state income taxes attributable to such payment, to pay the federal and state income taxes which Mr. Humphreys will incur by virtue of the vesting of such Award (or portion thereof) whether received in the form of stock or cash.  Mr. Humphreys will also be entitled to receive such perquisites as are provided by the Company from time to time to executives of the Company in comparable positions and such other benefits as are customarily available to executives of the Company.

The Agreement requires that Mr. Humphreys give the Company 180 days’ prior written notice of his voluntary termination of employment. The Company may terminate Mr. Humphreys’ employment with or without cause upon written notice. If the Company terminates Mr. Humphreys’ employment without cause or Mr. Humphreys terminates his employment because of a material breach of the Agreement by the Company, the Company, for a period of 12 months, will continue to pay Mr. Humphreys’ base salary, will pay 100% of his Short-Term Incentive Compensation base amount for the fiscal year in which his employment was terminated, and will continue to provide the life, medical, and disability insurance provided to him prior to termination or, if different, the life, medical, and disability insurance provided to other executives during such 12 month period. The Agreement provides for 6 months of base salary continuation to Mr. Humphreys’ estate following his death, and provides for base salary and benefits continuation for 6 months following termination of employment because of disability.

If within one year of a Change of Control (as defined in the Agreement), Mr. Humphreys terminates his employment for Good Reason (as defined in the Agreement) or the Company terminates Mr. Humphreys’ employment for any reason other than Cause (as defined in the Agreement), death, or disability, then the Company must pay to Mr. Humphreys (i) an amount equal to his base salary in effect on the termination date, (ii) an amount equal to the full amount of the cash Short-Term Incentive Compensation base during the fiscal year in which the termination occurs, (iii) all benefits under the Company’s various welfare and benefit plans for 12 months after the date of termination at levels and rates substantially equal to those applicable to him prior to such termination, and (iv) outplacement assistance.

Item 8.01	Other Events: Election of Current Director to Serve as Chairman of the Board of Directors

On June 15, 2009, the Company issued a press release announcing that on June 10, 2009 its Board of Directors has elected Robert W. Humphreys, the Company’s President and Chief Executive Officer, to serve as Chairman of the Board effective immediately.  Mr. Humphreys was already serving as a director of the Company at the time of his election.  E. Erwin Maddrey, II will continue to serve on the Board as lead independent director.  A copy of the press release announcing Mr. Humphreys’ election as Chairman is attached hereto as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

10.1	Employment and Non-Solicitation Agreement, dated as of June 10, 2009, between Delta Apparel, Inc. and Robert W. Humphreys.

99.1	Press release issued by Delta Apparel, Inc. on June 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date:	June 15, 2009	/s/ Deborah H. Merrill
Deborah H. Merrill
Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment and Non-Solicitation Agreement, dated as of June 10, 2009, between Delta Apparel, Inc. and Robert W. Humphreys.

99.1	Press release issued by Delta Apparel, Inc. on June 15, 2009.